UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 9, 2022

NATURAL GAS SERVICES GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-31398	75-2811855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
404 Veterans Airpark Lane, Suite 300
Midland, TX 79705
(Address of Principal Executive Offices)
(432) 262-2700
(Registrant's Telephone Number, Including Area Code)
N/A
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.01	NGS	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, John W. Chisholm was appointed as the Interim President and Chief Executive Officer of Natural Gas Services Group, Inc. (the “Company”) as of May 17, 2022. On June 9, 2022, (the “Effective Date”) the Company entered into a Letter Agreement with Mr. Chisholm regarding compensation and other matters in connection with his appointment.

Pursuant to the Letter Agreement, the Company has agreed (i) to pay Mr. Chisholm a cash payment of $100,000 compensation in connection with the execution of the agreement, (ii) to pay cash compensation of $50,000 per month during the term of the agreement, but for not less than a minimum of twelve months, (iii) to reimburse legal fees Mr. Chisholm incurred in connection with the negotiation and review of the agreement, not to exceed $5,000, and (iv) grant Mr. Chisholm a stock option award of 175,000 shares of common stock pursuant to the Company’s 1998 Stock Option Plan with the following terms:

a. 25,000 options to purchase common shares of the Company at a price of $15.00 per share. The options are immediately vested and expire 18 months from the Effective Date.
b. 50,000 options to purchase common shares of the Company at a price of $16.00 per share. The options will vest on the first anniversary of the Effective Date and expire on the second anniversary of the Effective Date.
c. 50,000 options to purchase common shares of the Company at a price of $16.50 per share. The options will vest on the first anniversary of the Effective Date and expire thirty (30) months from the Effective Date.
d. 50,000 options to purchase common shares of the Company at a price of $17.00 per share. The options will vest on the first anniversary of the Effective Date and expire on the third anniversary of the Effective Date.

In addition to the foregoing, Mr. Chisholm is eligible for a completion of service success bonus (the “Success Bonus”) upon the termination of his duties based on objective criteria to be developed by the Compensation Committee of the Board of Directors, the details of which the Company intends to disclose in relevant filings of the Company when such objective criteria is established. In general, the Success Bonus will take into account Mr. Chisholm’s success at achieving various tactical and strategic objectives established by the Compensation Committee as well as the financial performance of the Company and market performance of its common stock during the term of the agreement. Notwithstanding, the total value of the Success Bonus, if any, will not exceed $500,000.

Subject to applicable law that requires his inclusion, Mr. Chisholm has waived and relinquished any rights he may have to participate in the Company’s retirement and benefit plans.

The agreement will expire the earlier of (i) the date on which a permanent successor Chief Executive Officer is hired and commences employment with the Company and (ii) twelve months from the Effective Date. Notwithstanding, in the sole discretion of the Board (and upon acceptance by Mr. Chisholm,) the agreement may be extended for an additional six months.

The description of the Letter Agreement is qualified in its entirety by reference to the copy thereof filed as Exhibit 10.1 to this Form 8-K, which is incorporated by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
10.1	Letter Agreement between Natural Gas Services Group, Inc. and John W. Chisholm dated June 9, 2022.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.

Date:	June 13, 2022	By:	/s/ John W. Chisholm

John W. Chisholm
Interim President and Chief Executive Officer